Exhibit 5.1

2000 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20006-1888 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM

MORRISON FOERSTER LLP

BEIJING, BERLIN, BRUSSELS, DENVER,
HONG KONG, LONDON, LOS ANGELES,
NEW YORK, NORTHERN VIRGINIA,
PALO ALTO, SACRAMENTO, SAN DIEGO,
SAN FRANCISCO, SHANGHAI, SINGAPORE,
TOKYO, WASHINGTON, D.C.

May 13, 2016

Whole Foods Market, Inc.

550 Bowie Street

Austin, Texas 78703

RE:         2007 Team Member Stock Purchase Plan

Growing Your Future 401(k) Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by Whole Foods Market, Inc. (the “Company”) with the Securities and Exchange Commission on or about May 13, 2016 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of your common stock, no par value (the “Common Shares”), which will be issuable from time to time under the Company’s 2007 Team Member Stock Purchase Plan and Growing Your Future 401(k) Plan (collectively, the “Plans”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption or assumption, as applicable, of the Plans and the authorization of the issuance of the Common Shares under the Plans (the “Plan Shares”). We have examined the originals, or photostatic copies, of such records of the Company and certificates of officers of the Company and of public officials, and such other documents as we have deemed necessary to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares. The opinion expressed herein is limited to the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP